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NEWS RELEASE

                                                 For Further Information Contact
                                                 Thomas E. Prince, Executive
                                                 Vice President (949) 509-4440



                        DOWNEY FINANCIAL CORP. ANNOUNCES
                          SENIOR MANAGEMENT TRANSITION

     Newport Beach, California - November 20, 1998. Maurice L. McAlister, Chairman of the Board of Downey Financial Corp. (NYSE/PSE: DSL), announced today that Daniel D. Rosenthal has been appointed Chief Executive Officer and President of Downey Financial Corp., and Downey Savings and Loan Association, F.
A. In addition, Paul G. Woollatt has been appointed the Chief Operating Officer of Downey Financial Corp. and Downey Savings and Loan Association, F. A. In announcing these appointments, Mr. McAlister noted that James W. Lokey had resigned his positions as Chief Executive Officer, President and Director of Downey Financial Corp. and Downey Savings and Loan Association, F. A.

     Commenting on the two new management appointments, Mr. McAlister stated "Dan Rosenthal has more than two decades of increasing responsibility with Downey, having recently served as Downey's Chief Operating Officer. As President of DSL Service Company, Dan was responsible for the successful disposition of Downey's excess real estate investments and has played a key role in Downey's real estate finance business." Mr. McAlister also commented, "Paul Woollatt has more than fifteen years of valuable service with Downey, having served most recently as Director of the Retail Banking Division. With the experience of these two executives along with Downey's strong capital base, Downey is well positioned to take advantage of the dynamic changes taking place in the financial services industry today."

     Commenting on his resignation, Mr. Lokey stated, "I am proud of the role I have played in leading Downey towards becoming a top performing financial institution. Downey has been a rewarding opportunity but I am looking forward to new challenges that are presenting themselves with the dynamic changes that are taking place in the financial services industry. I know I am leaving Downey well positioned to prosper in the future." Mr. McAlister commented that the Board expressed its appreciation for Mr. Lokey's contributions to Downey and that the Board wished him success in his future endeavors.

     Downey Financial Corp., headquartered in Newport Beach, California, has assets of $6 billion and operates 91 branches located throughout California.


     Certain matters discussed in this News Release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and, as such, may involve risks and uncertainties. These forward-looking statements relate to among other things, expectations of the business environment in which Downey Financial Corp. operates, projections of future performance, perceived opportunities in the market and statements regarding Downey's mission and vision. Downey Financial Corp.'s actual results, performance or achievements may differ significantly from the results, performance, or achievements expressed or implied in such forward-looking statements.